EXHIBIT 5.1

BEST & FLANAGAN LLP
ATTORNEYS AT LAW

225 South Sixth Street, Suite 4000
Minneapolis, Minnesota 55402-4690
Telephone 612 339 7121
Facsimile 612 339 5897
www.bestlaw.com

October 10, 2007

Board of Directors
Northern Oil and Gas, Inc.
130 Lake Street West
Wayzata, Minnesota 55391

Ladies and Gentlemen:

We are acting as counsel for Northern Oil and Gas, Inc., a Nevada corporation, (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of the Registration Statement on Form SB-2, including any amendments thereto (the “Registration Statement”). The Registration Statement relates to the offer and sale by the selling stockholders identified in the Registration Statement of up to 9,363,639 shares of common stock, including 4,818,184 shares to be issued upon excersie of warrants, par value $0.001 per share, of the Company (the “Common Stock”). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-B promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals and copies of the Registration Statement, the Articles of Incorporation, the Bylaws of the Company, the Board of Directors resolution authorizing the issuance of the Common Stock, and such other documents as we have considered relevant. We have assumed that: (i) all information contained in all documents that we have reviewed is correct; (ii) all signatures on all documents that we have reviewed are genuine; (iii) all documents submitted to us as originals are true and complete; (iv) all documents submitted to us as copies are true and complete copies of the originals thereof; (v) each natural person signing any document that we have reviewed had the legal capacity to do so; and (vi) each natural person signing in a representative capacity any document that we have reviewed had authority to sign in such capacity.

Based on the foregoing, it is our opinion that the shares of Common Stock outstanding on the date thereof, and the shares to be issued upon exercise of the warrants, that are being registered for resale by the selling stockholders are duly authorized and when sold in accordance with the Plan of Distribution set forth in the Registration Statement, will be validly issued, fully paid and non assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 of the Registration Statement and to the use of our name under the heading “Legal Matters” therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the act or the rules and regulations of the Commission promulgated thereunder.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the State of Minnesota and do not render any opinion as to legal matters subject to or governed by laws other than the State of Minnesota, United States federal jurisprudence or the Nevada General Corporation Law. We also express no opinion with respect to blue sky or securities laws of any State.

Very truly yours,

/s/ Best & Flanagan LLP
Best & Flanagan LLP